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 Exhibit 21.1

   Subsidiaries of the Registrant

     1. Steelcase Canada Ltd., a Canadian corporation

     2. Steelcase Financial Services Inc., a Michigan corporation

     3. Steelcase Development Inc., a Michigan corporation

     4. Revest Inc., a Texas corporation

     5. Steelcase SAS, a French corporation

     6. DesignTex Fabrics, Inc., a New York corporation

     7. Office Details Inc., a Michigan corporation